Exhibit 10.1
PROMISSORY NOTE

$1,000,000.00	March 26, 2014

Kitara Media Corp. (the “Maker”) promises to pay to the order of Ironbound Partners Fund LLC (the “Payee”) the principal sum of One Million Dollars and No Cents ($1,000,000.00) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below.

1.        Payment.  The principal balance of this Note, together with all interest accrued thereon, shall be repayable on the earlier of April 25, 2014 and the consummation by Maker of a private placement of its equity or debt securities or any other financing raising gross proceeds of at least $1 million.  This Note, however, may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment.

2.        Interest.  Interest shall accrue on the unpaid principal balance of this Note at an annual rate equal to the London Inter Bank Offered Rate as published in the Wall Street Journal plus 1% per annum until the principal amount of, and all accrued interest on, this Note has been paid in full.  Interest for any period shall be computed on the basis of the actual number of days elapsed and a year of 360 days.  The interest rate provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which the Payee enters judgment on this Note.  If this Note is not repaid on the maturity date or such earlier date as to which the repayment obligation may be accelerated as indicated below, the rate of interest applicable to the unpaid principal amount shall be adjusted to thirteen percent (13%) per annum from the maturity date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest rate shall be lowered to the Maximum Rate.

3.         Application of Payments.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

4.         Events of Default.  The following shall constitute Events of Default:

4.1       Failure to Make Required Payments.  Failure by Maker to pay the principal of or accrued interest on this Note within five (5) business days following the date when due.

(b)       Bankruptcy, Etc.  The filing, as to the Maker, of an involuntary petition which is not dismissed within sixty (60) consecutive days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; or the Maker shall make a general assignment for the benefit of creditors.

5.         Remedies.

5.1        Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

5.2        Upon the occurrence of an Event of Default specified in Section 4(a), Payee shall also have the right, but not the obligation, to appoint a number of members of the Board of Directors of Maker such that such appointees, together with Payee, shall constitute a majority of the Board of Directors of Maker.  Such appointees shall remain on the Board of Directors until such time as all amounts owed hereunder have been paid in full.

5.3       Upon the occurrence of an Event of Default specified in Section 4(b), the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.        Waivers.  Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.         Notices.  Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Kitara Media Corp.
525 Washington Blvd.
Suite 2620
Jersey City, New Jersey 07310
Attn : Robert Regular
Fax:
Email: bob@kitaramedia.com

If to Payee:

Ironbound Partners Fund LLC
970 West Broadway, PMB 402
Jackson, Wyoming 83002
Attn: Jonathan J. Ledecky
Fax:
Email: jledecky@aol.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

8.         Governing Law and Jurisdiction.  This Note shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.  MAKER AND EACH OTHER PARTY LIABLE HEREFOR, IN ANY LITIGATION IN WHICH PAYEE SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. ANY SUCH LITIGATION SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK.

9.         Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.       Preparation of Note.  This Note has been prepared by Graubard Miller (“GM”) solely in its role as counsel to Maker.  GM is not acting as legal counsel nor providing any legal representation or consultative services to Payee.  Accordingly, Payee has been advised to seek the advice of other counsel in connection with the negotiation and preparation of this Note.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer